Exhibit 99.1

Real Goods Solar Has Acquired Syndicated Solar, an Innovative and

Rapidly Growing Residential Solar Company

Syndicated Solar Expands Real Goods Solar’s Residential Sales Capabilities and

Increases the Company’s Growth Momentum

LOUISVILLE, CO., August 12, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, has completed the acquisition of Syndicated Solar, Inc.

Based in Denver, Colorado, Syndicated Solar’s efficient sales processes and integrated software tools have enabled it to rapidly grow in the residential sector. The company has three regional offices in Grand Junction, Colorado, and in the St. Louis, Missouri, and San Jose, California metro areas. The company had revenues of $2.5 million in 2011 and $7.3 million in 2012. The company is expected to double revenue year-over-year in 2013 with approximately $10 million of current backlog.

Real Goods Solar paid net consideration of $2.5 million, plus 400,000 shares of Real Goods Solar unregistered Class A common stock, with the potential for the seller to earn up to $250,000 in additional earn-out payments following the close of the 2013 fiscal year and an additional 1.3 million shares of unregistered Class A common stock in performance based earn-outs over the next two and half year period.

The Syndicated Solar acquisition brings more than 40 employees to Real Goods Solar, including Justin Pentelute, Syndicated Solar’s founder and CEO, who brings with him outstanding sales and business development leadership and capabilities. Reporting to Kam Mofid, CEO of Real Goods Solar, for the remainder of 2013 Pentelute will continue in his capacity as CEO of Syndicated Solar leveraging Real Goods Solar’s back office and supply chain management capabilities with the goal of capturing substantial year-over-year sales and revenue growth in the targeted markets. Over the next few months, Syndicated Solar will be fully integrated into Real Goods Solar’s residential division.

“I am very excited about this acquisition which adds critical capabilities to our residential division in terms of both additional talent and pipeline and helping Real Goods Solar create more efficient and scalable front-end processes,” said Mofid. “Justin and his team have quickly established a solid reputation in our industry. I am confident our combined residential organization will scale and expand rapidly in this very exciting part of the market. This transaction also complements the Mercury Solar Systems acquisition announced last week that strengthened primarily the commercial side of our business. As we accelerate growth both regionally and nationally, we will also have the opportunity to look at unique and innovative financing relationships and solutions to better serve our customers.”

Pentelute commented: “All of us at Syndicated Solar are very pleased to be joining Real Goods Solar, a true pioneer and an iconic firm in the solar industry. We have grown substantially over the past few years and as part of Real Goods Solar, we can create an even stronger residential solar team to capture the tremendous runway in front of us as we bring this wonderful 100% clean renewable and economically attractive energy to more customers across the nation.”

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 15,000 solar power systems representing well over 100 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 15 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Forward-looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com